EXHIBIT 10.10

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made on __ 2021

BETWEEN

(1)

PERSPECTUM GROUP PLC a company registered in England and Wales (registered number 13449248) whose registered office is at Gemini One John Smith Drive, Oxford Business Park South, Oxford, Oxfordshire, United Kingdom, OX4 2LL (the “Company”); and

(2)	[•] of [insert address] (the “Director”).

Now THIS DEED WITNESSED as follows:

1.

Subject to the terms of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and hold the Director harmless in respect of all claims, actions and proceedings, whether civil, criminal or regulatory (“Claims”), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (“Losses”), whether instigated, imposed or incurred under the laws of England and Wales or the law of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries (as defined in section 1159 and Schedule 6 of the Act) for the time being (together referred to in this Deed as “Group Companies”), subject to the remaining provisions of this Deed. In this Deed the “Act” means the Companies Act 2006 including any modification or re-enactment of it for the time being in force.

2.

The indemnity in clause 1 of this Deed shall be deemed not to provide for, or entitle the Director to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Act and, in particular, to the extent the liability attaches to the Director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Director to the Company or any associated company (as defined in section 256 of the Act) (each, an “Associated Company”); or

(b)

any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; or

(c)	any liability incurred by the Director:

(i)	in defending any criminal proceedings in which he is convicted; or

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which final judgment (within the meaning set out in section 234 of the Act) is given against him; or

(iii)	in connection with any application under section 661(3) or section 661(4) or section 1157 of the Act (as the case may be) for which the court refuses to grant him relief,

save that, in respect of a provision indemnifying a director of a company (whether or not the Company) that is a trustee of an occupational pension scheme (as that term is used in section 235 of the Act) against liability incurred in connection with that company’s activities as trustee of the scheme, the Company shall also be able to indemnify any such director without the restrictions in subclauses (a), (c)(i) and (c)(iii) applying;

and where, in any such case, any such conviction, judgment or refusal of relief has become final.

Reference in this clause 2 to a conviction, judgment or refusal of relief becoming final shall be construed in accordance with section 234(5) of the Act.

3.

Without prejudice to the generality of and in addition to the indemnity set out in clause 1 of this Deed, the Company shall, to the fullest extent permitted by law, indemnify and hold the Director harmless on an ‘as incurred’ basis against all legal and other costs, charges and expenses reasonably incurred:

(a)	in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company;

(b)

in defending himself in any investigation into the affairs of the Company or any of its subsidiaries by any judicial, governmental, regulatory or other body or against any action proposed to be taken by any such authority; and

(c)	in connection with any application under section 661(3) or section 661(4) or section 1157 of the Act,

provided that, in accordance with section 234 of the Act, the Director agrees that the indemnity provided for in this clause 3. shall not extend to any such legal and other costs, charges and expenses incurred by the Director:

(i)	in defending criminal proceedings in which he is convicted; or

(ii)	in defending civil proceedings brought by the Company or an Associated Company in which judgment is given against him; or

(iii)	in connection with an application for relief which is refused, and any monies paid by the Company in respect of the indemnity in this clause 3 shall fall to be repaid not later than:

(A)	in the event of the Director being convicted in the proceedings, the date when the conviction becomes final; or

(B)	in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(C)	in the event of the court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

References in this clause 3 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with section 234(5) of the Act.

4.

The Company shall (at the cost of the Company) effect and maintain appropriate directors’ and officers’ liability insurance on terms no less favourable than the existing directors’ and officers’ liability insurance of the Company at the date of this Deed (including ensuring that premiums are properly paid in full by the due date) for the benefit of the Director for so long as any Claims may lawfully be brought against the Director in respect of the period whilst he has been a director.

5.	The Director shall:

(a)	give written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims; and

(b)	to the extent permitted by law:

(i)	give full details and providing copies of all relevant correspondence; and

(ii)

keep the Company informed of all material developments in the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request.

6.

If a company ceases to be a Group Company after the date of this Deed, the Company shall only be liable to indemnify the Director in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a Group Company.

7.

The Director of any company which becomes a Group Company after the date of this Deed shall be indemnified only in respect of liabilities arising after the date on which that company became a Group Company.

8.

All sums payable by the Company hereunder shall be paid free and clear of any setoff, deduction, withholding or counterclaim on any account whatsoever, save only as may be required by law. If any deduction or withholding is required by law, then the Company shall be obliged to pay to the Director such amount as will ensure that after such deduction or withholding has been made, the Director receives a sum equal to the amount that he would otherwise have received in the absence of such deduction or withholding.

9.	This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against the Director have expired, or for so long as the Director remains liable for any Losses.

10.

If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Director to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Director to, any such indemnification, and the Company shall instead indemnify the Director against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

11.	The successors and personal representatives of the Director shall be entitled to the benefit of this Deed.

12.	Save as aforesaid, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts will together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy will be an effective mode of delivery.

14.

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of England and Wales and each of the Company and the Director hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the High Court of Justice in England and Wales.

15.	The terms of this Deed are subject to and will become effective conditional upon completion of an initial public offering of American Depositary Shares representing ordinary shares of the Company.

16.	This Deed supersedes and terminates all previous agreements between the parties, whether written or oral, relating to its subject matter, including any previous deeds of indemnity.

[Intentionally left blank, signature pages follow.]

IN WITNESS whereof this Deed has been executed on the day and year first above written.

EXECUTED and DELIVERED	)
as a DEED by Perspectum Group	)
Plc	)
acting by	)	Signature
)
_______________________________,	)
a director, in the presence of :

Signature:	Address:
Name:

EXECUTED and DELIVERED	)
as a DEED by [•]	)	Signature

in the presence of:

Signature:	Address:
Name: